EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of July 15, 2016 by and between American Housing Income Trust, Inc., a publicly reporting Maryland corporation with an address for mailing purposes of its wholly-owned subsidiary, American Realty Partners, LLC, an Arizona limited liability company located at 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, and its affiliates and assigns (the “Company”), and Jack Combs, in his individual capacity with a mailing address for notice purposes as set forth below (the “Employee”). The Company and the Employee are collectively referred to as the “Parties” or singularly as a “Party”.

1. Services. Employee agrees to perform any and all necessary services as “Vice President” of the Company consistent with the duties and obligations in the Bylaws. The Employee acknowledges that the representations made in the Officer Representation Letter, which has been relied on by the Board of Directors in offering this officer position, are true. Employee agrees that in consideration of the compensation set forth herein, he shall provide weekly written reports, timesheets (which shall be used for purposes of compensation, as set forth below) and updates to the Company’s acting Chief Executive Officer or his or her assignee or designee, unless more than weekly is requested by the Company or deemed necessary by Employee, setting forth any and all reporting deemed pertinent in his role as independent Employee to the Company, including but not limited to, contacts, scope of conversations with such contacts, developments with third-parties providing services for the benefit of the Company, and any projected costs associated with the operations of the Company. Employee has no authority to bind the Company.

2. Term. Subject to the termination provision, below, this Agreement shall terminate on July 15, 2017 (the “Term”).

3. Monetary Compensation. The Company shall pay Employee compensation based on the level of services provided to the Company on a bi-weekly basis, as set forth in timesheets and written reports, during the Term as compensation in an amount to be determined through the submission of timesheets, work descriptions and pre-approved expenses on a bi-weekly basis (the “Base Compensation”). The Parties agree that the Base Compensation may be increased or decreased by the Company using its sole discretion in determining whether the work product warrants a higher or lower compensation rate. For example, and example only, the Employee might spend five hours working on a specific task, project or initiative that might prove to be more valuable to the Company than the amount of time spent, or vice versa. Under such circumstances, the Parties agree that the Company may exercise its discretion in making the necessary adjustments to compensate the Consultant based on the value added to the Company. Unless this Agreement is extended by the Company, which it may do in its own discretion in a writing signed by the Parties, this compensation shall be terminated at the end of the Term.

4. Equity Compensation. The Company shall issue the Employee an aggregate total of 25,000 shares of restricted common stock in the Company. The Employee agrees that these shares are being issued to him in compensation of services, to be held in his own account, and without the intent to distribute or sell absent an exemption from registration or upon the shares being registered under the 1933 Securities Act.

5. Additional Compensation. The Company agrees to pay the Employee a signing bonus of $30,000, the receipt of which has been acknowledged by the Employee through his execution herein. The Employee recognizes that the monetary and equity compensation set forth herein might not be sufficient, over time, in compensating the Employee for services rendered under this Agreement, thus the Company reserves the right to lease a property owned by the Company or its subsidiaries to the Consultant pursuant to the terms and conditions mutually agreed upon by the Parties in a separate residential lease. The lease shall be considered merged with this Agreement.

6. At-Will Employee. Employee shall render services under this Agreement as an at-will employee under Arizona law.

7. Waiver and Assumption of Liability. Employee assumes all liability for personal injuries of any kind or death directly related to his or her performance under this Agreement. Employee assumes all liability and responsibility for his or her personal property while acting under this Agreement.

8. Confidential Information. Employee will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of the Company without the Company’s prior written consent except to the extent necessary to perform services on the Company’s behalf. Proprietary or confidential information includes the written, printed, graphic, or electronically recorded materials furnished by the Company for Employee to use; information belonging to the Company about whom the Employee gained knowledge as a result of the Employee’s services to the Company. The Company agrees that it will not provide Employee with false written or verbal information. Employee shall not be restricted in using any material that is publicly available, already in Employee’s possession, or known to Employee without restriction, or that is rightfully obtained by Employee from sources other than the Company. On termination of Employee’s services to the Company, or at the Company’s request, Employee shall deliver to the Company all materials in Employee’s possession relating to the Company’s business.

9. Agreement Not To Circumvent. The Parties agree that the Company has a legitimate business purpose in seeking a restrictive covenant from Employee not to directly or indirectly circumvent confidential information in order for him or his entities or third-parties working on behalf of Employee under Section 8, above, to benefit directly or indirectly from the opportunities presented by the Employee. The Parties agree that the restrictions in this section are fair and reasonable in all respects. If any provision of this section is ever held by a court to be unreasonable, the Parties agree that this section shall be enforced to the extent it is deemed to be reasonable. This section survives any termination of this Agreement.

10. Restrictive Covenants. Employee agrees that for a period of one (1) year from the date of termination of this Agreement, for whatever reason, it shall not directly or indirectly, either for its own account or as a shareholder or member of any corporation or limited liability company, respectively, or any other form of partnership or legal entity, solicit or attempt to solicit any customers or accounts, or prospective customers or accounts of the Company. For purposes of this Agreement, a “prospective customer or account” is defined as any entity or individual that has been solicited to conduct any business with the Company or was a customer of the Company within the one (1) year period immediately preceding termination of this Agreement.

 The Company and Employee are of the belief that the period of time and the restrictions specified herein are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its products and services development, and Employee’s knowledge of this business; provided, however, if such period or such restrictions should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such restriction shall be modified by elimination of such portion of such time or restrictions, or both, as are deemed unreasonable by a court of competent jurisdiction, so that this covenant may be enforced with such restrictions and during such period of time as is adjudged to be reasonable.

11. Intellectual Property. All materials developed by Employee for the Company will belong exclusively to the Company, and will be deemed to have been developed and created by Employee for the Company as “work for hire.” Employee will execute any and all documents necessary to assign and transfer to the Company all intellectual property and other rights in materials and information created for the Company pursuant to this Agreement.

12. Indemnification/Hold Harmless. Employee agrees to indemnify, defend, and hold harmless the Company from any and all liability resulting from intentional or reckless acts or the acts of the employees or agents of Employee.

13. Permits and Licenses. Employee declares that it has complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

14. Assignment. Neither party shall assign its rights or duties under this Agreement unless it receives the prior written approval of the other party, which approval may be withheld in such party’s sole discretion.

15. Amendment. This Agreement may be amended by a writing signed by the Parties.

16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce it in its modified form for all purposes of this Agreement.

17. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the matters covered herein. Employee acknowledges that he or she is entering into this Agreement solely on the basis of the written representations contained herein.

18. Applicable Law. This Agreement shall be governed by the laws of the State of Arizona.

19. Joint Preparation. The Parties agree that this Agreement has been jointly prepared by the Parties. The Company’s counsel has not provided legal advice to Employee in connection with this Agreement.

20. Countersignature; Facsimile or Electronic Signature. The Parties agree that this Agreement may be executed in counterparts, and facsimile and electronic signatures constitute original signatures for all intents and purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written

AMERICAN HOUSING INCOME TRUST, INC. /s/ Jeff Howard By: Jeff Howard Its: Chief Executive Officer	JACK COMBS /s/ Jack Combs 16419 E. Fairlynn Drive Fountain Hills, Arizona 85268